EXHIBIT 99.1

CROWLEY, MILNER AND COMPANY                        Contact:  Lance P. Wimmer
2301 West Lafayette Boulevard                                (313) 962-2537
Detroit, Michigan  48216-1891                                (972) 776-0009

FOR IMMEDIATE RELEASE

CROWLEY'S ANNOUNCES VOLUNTARY CHAPTER 11
FILING AND SALE OF SEVERAL STORE LOCATIONS
TO VALUE CITY DEPARTMENT STORES

         DETROIT, February 5, 1998 -- Crowley's announced today that it and its wholly-owned subsidiary, Steinbach Stores, Inc. (collectively, the "Debtors"), filed voluntary petitions for relief under Chapter 11 of the Federal Bankruptcy Code in the U.S. Bankruptcy Court for the Eastern District of Michigan.

         Under Chapter 11, subject to Bankruptcy Court approval, the Debtors will commence and/or continue the clearance sales at both Crowley's and Steinbach Stores and will continue to operate the stores as debtors-in-possession pending an orderly wind-down of operations under the protection of the Bankruptcy Court. The Debtors are optimistic that Congress Financial Corporation (Central) will agree to the Debtors' use of cash for an interim period pursuant to the terms of a consensual order submitted to the Bankruptcy Court by the Debtors and Congress Financial Corporation (Central).

         Crowley's also announced that, pending approval by the Bankruptcy Court and subject to higher and better bids at a sale of certain of its other assets, it has agreed to accept an offer from Value City Department Stores, Inc. to acquire five Crowley's stores and three Steinbach stores and the store-related assets deemed necessary by Value City to operate these locations for a purchase price of $5.335 million.

         Founded in 1914, Crowley's is the only Detroit-based specialty retail department store operator.